EXHIBIT 99.1

PRESS RELEASE

QRS Significantly Improves Profitability in Second Quarter

RICHMOND, Calif. – July 29, 2003 – QRS Corporation (Nasdaq: QRSI) announced today its results for the second quarter ended June 30, 2003.

The Company reported its fourth consecutive quarter of profitability with second quarter net income of $1.8 million, or $0.12 per share, diluted, compared to net income of $0.8 million, or $0.05 per share, diluted, for the first quarter 2003 and to a net loss of $2.4 million, or $0.15 per share, for the second quarter 2002.

“We are pleased to have significantly improved our bottom line results this quarter, particularly given the ongoing challenges in the external environment. In fact, we believe we have stabilized revenues, and we expect to see revenues increase slightly in the third quarter,” said Liz Fetter, President and CEO of QRS. “We are investing for growth while exercising strong operational discipline and managing our costs in line with our revenue stream. These efforts will better position the Company for a strong future.”

The Company reported revenues for the second quarter of $30.6 million, compared to $30.8 million for the first quarter 2003 and $35.1 million for the second quarter 2002. Gross margins for the second quarter were 50%, compared to 49% for the first quarter 2003 and 45% for the second quarter 2002. The Company expects overall gross margins, as a percentage of revenues, to remain in the upper-forties to 50% range this year.

The Company reduced operating expenses for the quarter to $13.4 million, down 7% from the $14.4 million for the first quarter 2003 and down 27% from the $18.2 million for the second quarter 2002. Operating expenses were net of $0.5 million in operating expense benefits, primarily related to the favorable resolution of various tax-related matters and other items. Earnings excluding these benefits would have been $0.08 per share, diluted.

In order to further improve operating performance and continue aligning resources with its growth strategy, the Company is currently conducting a comprehensive review of its cost structure. The Company anticipates that on completion of this review, it will likely recognize a restructuring charge in the third quarter of up to $2 million. The Company expects that the cost savings resulting from these actions will help the Company achieve its goal of double digit operating margins in 2004.

The cash and marketable securities balance at the end of the quarter was $36.4 million, compared to $35.6 million at the end of the first quarter 2003. Cash flows from operations totaled $3.3 million for the quarter. The Company will fund capital expenditures and its planned technology investment for the remainder of the year largely from cash flows from operations. Days sales outstanding were 46 days at the end of the second quarter, compared to 43 days at the end of the first quarter 2003 and 50 days at the end of the second quarter 2002.

QRS accomplishments in 2003 to date include:

•	Deepening Our Relationships Within General Merchandise and Apparel (GMA). QRS reported continued strength in the Company’s traditional base of GMA retailers, brand marketers/manufacturers and suppliers, signing contracts in the second quarter of 2003 with companies including Boscov’s Department Stores, Jockey International Inc., Levi Strauss & Co., Marshall Field’s, The Leslie Fay Company, Von Maur and Wacoal Corporation.

•	Expanding to New Retail Segments. In the second quarter of 2003, Woolworth Germany signed an agreement with QRS to license QRS Sourcing™, as announced earlier this year, strengthening the Company’s growing presence in the European retail market. The Company also won business with companies in retail segments adjacent to GMA, including the consumer packaged goods, sporting goods, grocery, consumer electronics, and health and beauty segments.

•	Enhancing the Product Portfolio. The Company delivered new releases of QRS Sourcing™ and QRS Catalogue™ that offer increased functionality and value to QRS’ general merchandise and apparel customers as well as the Company’s target retail adjacencies. At the same time, the Company is investing internally in the development of collaborative applications. Among the first of these applications will be an intelligent transaction manager, which will offer actionable intelligence into trading community transactions.

Conference Call Information

In conjunction with the earnings release, the Company will hold a conference call at 2:00 p.m. PT (5:00 p.m. ET) on July 29, 2003. The conference call can be accessed via telephone at 877.580.9103 (toll-free) and 610.794.9303 (international) with passcode QRS. The call will be webcast and can be accessed at www.qrs.com. Telephone replay will be available beginning July 29, 2003, after 4:00 p.m. PT (7:00 p.m. ET) at 800.731.6045 (toll-free) and 402.220.0349 (international). The replay of the webcast will also be available at www.qrs.com.

About QRS

QRS (Nasdaq: QRSI) is a leading provider of collaborative commerce solutions for the global retail trading community. We enable companies to communicate electronically with their global trading partners; conduct cross-company transactions; synchronize and manage product data; collaboratively source, merchandise and import goods; and automatically detect and resolve supply chain issues. More than 8,000* retailers, brand marketers, manufacturers, suppliers, wholesalers and distributors from a variety of retail segments – including Federated Department Stores Inc., Groupe Clarins USA, Jones Apparel Group Inc., The Kroger Company, Sears, Roebuck and Co., and Selfridges plc – use QRS solutions to significantly improve their overall business performance. Learn more about QRS at www.qrs.com.

*Based on total, unique QRS corporate customers that purchased or licensed QRS products and services between January and December 2002.

# # #

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements regarding future events and the future financial performance of QRS Corporation that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by QRS Corporation with the SEC, specifically the most recent reports on Form 10-K, 8-K, and 10-Q, each as it may be amended from time to time, which identify important factors that could cause actual results to differ from those contained in the forward-looking statements, including risks associated with general economic and political conditions; specific conditions in the retail industry; competition; changes in senior management; rapid technological change in our industry; dependence upon key customers and their trading partners; the ability to introduce and market acceptance of new products and services; the ability to meet requirements of retail segments other than general merchandise and apparel; the ability to successfully integrate and manage acquired businesses and technologies; customers’ willingness to purchase products or services offered through or in conjunction with third parties; and dependence upon IBM for e-commerce services, among others. QRS disclaims any obligation to update the forward-looking information contained in this news release.

© 2003 QRS Corporation. All Rights Reserved. QRS, the QRS logo, QRS Catalogue, and QRS Sourcing are registered trademarks or trademarks of QRS Corporation. Any other trademarks belong to their respective owners.

CONTACT:

Guy Yalif	Katherine Post
Investor Relations	Media Relations
QRS Corporation	QRS Corporation
510.965.4470	510.965.4521
gyalif@qrs.com	kpost@qrs.com

QRS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended June 30, 2003 and 2002

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Software applications	$8,329	$9,296	$16,470	$18,750
Trading community management	16,336	18,291	33,002	37,380
Global services	5,905	7,496	11,901	14,403

Total revenues	30,570	35,083	61,373	70,533

Cost of revenues:
Software applications	2,157	3,332	4,444	6,449
Trading community management	8,050	9,676	16,107	19,671
Global services	5,178	6,384	10,489	12,851

Total cost of revenues	15,385	19,392	31,040	38,971

Gross profit	15,185	15,691	30,333	31,562

Operating expenses:
Sales and marketing	5,013	7,673	10,800	16,654
Service and product development	3,161	4,031	6,158	7,911
General and administrative	4,370	5,664	9,142	12,182
Amortization of other intangible assets	839	872	1,688	1,744

Total operating expenses	13,383	18,240	27,788	38,491

Operating income (loss)	1,802	(2,549)	2,545	(6,929)
Interest income	109	193	226	394
Interest expense	(36)	(54)	(76)	(54)

Income (loss) from operations before income taxes	1,875	(2,410)	2,695	(6,589)
Income tax expense (benefit)	48	—	48	(998)

Net income (loss)	$1,827	$(2,410)	$2,647	$(5,591)

Basic net income (loss) per share	$0.12	$(0.15)	$0.17	$(0.36)

Shares used to compute basic net income (loss) per share	15,829,123	15,704,150	15,815,265	15,666,503

Diluted net income (loss) per share (1)	$0.12	$(0.15)	$0.17	$(0.36)

Shares used to compute diluted net income (loss) per share (1)	15,885,209	15,704,150	15,857,941	15,666,503

(1)	Diluted net loss per share for the three and six months ended June 30, 2002 was the same as basic net loss per share for the three and six months ended June 30, 2002 because the potential common shares outstanding during the periods would have been antidilutive.

QRS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

As of June 30, 2003 and December 31, 2002

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$27,178	$35,358
Current portion of marketable securities available-for-sale	7,005	1,998
Accounts receivable—net of allowance for doubtful accounts of $1,320 at June 30, 2003 and $1,613 at December 31, 2002	15,541	14,907
Prepaid expenses and other	2,925	3,061

Total current assets	52,649	55,324

Property and equipment:
Furniture and fixtures	1,954	1,780
Equipment	15,554	13,547
Leasehold improvements	1,940	1,921

	19,448	17,248
Less accumulated depreciation and amortization	(11,007)	(8,703)

Total property and equipment	8,441	8,545

Marketable securities available-for-sale	2,202	2,230
Capitalized service and product development costs—net of accumulated amortization of $7,521 at June 30, 2003 and $6,934 at December 31, 2002	4,514	2,282
Goodwill	1,113	1,113
Other intangible assets—net of accumulated amortization of $16,956 at June 30, 2003 and $15,268 at December 31, 2002	8,169	9,857
Other assets	1,741	2,598

Total assets	$78,829	$81,949

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,661	$8,870
Accrued compensation	4,450	6,289
Accrued vacation	2,278	2,044
Deferred acquisition payments	2,500	2,500
Deferred revenue	2,338	1,605
Current portion of sublease loss accruals related to business restructuring	3,831	2,788
Other accrued liabilities	2,942	3,762
Current portion of note payable	832	1,070

Total current liabilities	25,832	28,928

Sublease loss accruals related to business restructuring	3,857	6,315
Note payable	—	290
Deferred rent and other	2,129	2,285

Total liabilities	31,818	37,818

Stockholders’ equity:
Preferred stock: $.001 par value; 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock: $.001 par value; 60,000,000 shares authorized; 16,077,613 shares issued and 15,844,267 shares outstanding at June 30, 2003 and 16,032,353 shares issued and 15,801,253 shares outstanding at December 31, 2002	252,275	251,914
Deferred compensation	(257)	(157)
Treasury stock: 233,346 shares at June 30, 2003 and 231,100 shares at December 31, 2002	(5,556)	(5,548)
Accumulated other comprehensive earnings (loss):
Unrealized gain on marketable securities available-for-sale	21	26
Cumulative translation adjustments	(244)	(229)
Accumulated deficit	(199,228)	(201,875)

Total stockholders’ equity	47,011	44,131

Total liabilities and stockholders’ equity	$78,829	$81,949

QRS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2003 and 2002

(Dollars in thousands)

(Unaudited)

	Six Months Ended June 30,
	2003	2002
Cash flows from operating activities:
Net income (loss)	$2,647	$(5,591)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and equipment	2,304	2,772
Amortization of capitalized service and product development costs	587	1,176
Amortization of software licenses and other	714	452
Amortization of other intangible assets	1,688	1,744
Stock-based compensation	83	376
Provision for allowance for doubtful accounts	151	655
Loss from disposal of property and equipment	—	283
Changes in assets and liabilities:
Accounts receivable	(785)	1,983
Prepaid expenses and other	(252)	251
Income taxes receivable	—	125
Accounts payable	(2,209)	(1,246)
Accrued compensation	(1,839)	1,524
Accrued vacation	234	390
Deferred revenue	733	(987)
Sublease loss accruals related to business restructuring	(1,415)	(2,031)
Other accrued liabilities	(1,399)	93
Deferred rent and other	103	818

Net cash provided by operating activities	1,345	2,787

Cash flows from investing activities:
Sales and maturities of marketable securities available-for-sale	3,162	3,738
Purchases of marketable securities available-for-sale	(8,146)	(3,116)
Purchases of property and equipment	(1,781)	(1,202)
Capitalization of service and product development costs	(2,819)	(691)
Other assets	532	(198)

Net cash used in investing activities	(9,052)	(1,469)

Cash flows from financing activities:
Proceeds from employee stock purchase plan issuance	176	296
Exercise of stock options	2	598
Repurchase of common stock	(8)	(18)
Payments on note payable	(528)	(250)
Payments on capital lease obligations	(99)	(200)

Net cash provided by (used in) financing activities	(457)	426

Effect of exchange rate on cash and cash equivalents	(16)	6
Net increase (decrease) in cash and cash equivalents	(8,180)	1,750
Cash and cash equivalents at beginning of period	35,358	28,911

Cash and cash equivalents at end of period	$27,178	$30,661

Cash paid for:
Taxes	$76	$78
Interest	$64	$41
Noncash investing and financing activities:
Property and equipment acquired through capital lease	$419	$550
Disposal of fully depreciated assets	$—	$1,387
Note payable exchanged for software licenses	$—	$2,100
Fair value of restricted stock awarded	$210	$—